EXHIBIT 5.1

May 30, 2008

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

RE:	BOSTON SCIENTIFIC CORPORATION 2003 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission on or about May 30, 2008 (the “Registration Statement”), of 70,000,000 shares (the “Shares”) of the Common Stock, par value $.01 per share (the “Common Stock”), of Boston Scientific Corporation, a Delaware corporation (the “Company”), which will issued pursuant to the Company’s 2003 Long-Term Incentive Plan, as Amended and Restated (the “Plan”). The amendment and restatement of the Plan was approved by the Company’s Board of Directors on February 26, 2008 and by the Company’s stockholders on May 6, 2008.

I have acted as counsel to the Company in connection with the foregoing registration of the Shares. I have examined and relied upon the originals or copies, certified or otherwise identified to my satisfaction, of such records, instruments, certificates, memoranda and other documents as I have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing such documents. I have further assumed that all options and shares to be granted pursuant to the Plan will be validly granted in accordance with the terms of the Plan and that all Shares to be issued upon exercise of such options or otherwise will be issued in accordance with such options and the Plan.

Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of such options, awards granting shares and the Plan, the Shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Lawrence J. Knopf Lawrence J. Knopf Senior Vice President, Assistant Secretary and Deputy General Counsel